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                                                                      EXHIBIT 12

                       K N ENERGY, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                             YEARS ENDED DECEMBER 31
                                                 ---------------------------------------------------------------------------
                                                  1994             1993              1992             1991            1990
                                                  ----             ----              ----             ----            ----
                                                                             (Dollars in Thousands)
Earnings:
    Income From Continuing Operations
       Before Extraordinary Item
       per Statements of Income                  $15,321          $30,869           $36,342         $37,074          $25,063
    Add:
       Interest and Debt Expense                  32,009           31,478            27,608          24,298           24,454
       Income Taxes                                9,500           18,599            20,068          21,282           16,526
       Portion of Rents Representative
          of the Interest Factor                   3,492            2,863             1,901           1,542            1,348
                                                 -------          -------           -------         -------          -------
    Income as Adjusted                           $60,322          $83,809           $85,919         $84,196          $67,391
                                                 =======          =======           =======         =======          =======
Fixed Charges:
    Interest and Debt Expense per
       Statements of Income
       (Includes Amortization of Debt
       Discount, Premium and Expense)            $31,815          $30,909           $27,090         $24,091          $24,045
    Add:
       Interest Capitalized                          338              965               842             207              409
       Portion of Rents Representative
          of the Interest Factor                   3,492            2,863             1,901           1,542            1,348
       Preferred Stock Dividends of
          Subsidiary                                   -               69             3,084           5,393            6,487
                                                 -------          -------           -------         -------          -------
    Fixed Charges                                $35,645          $34,806           $32,917         $31,233          $32,289
                                                 =======          =======           =======         =======          =======

Ratio of Earnings to Fixed Charges                  1.69             2.41              2.61            2.70             2.09
                                                 =======          =======           =======         =======          =======





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